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K-TRON INTERNATIONAL, INC.                                       Exhibit 99.1
Routes 55 & 553, PO Box 888                                         NEWS
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com

For Release:   Immediately

Contact:       Ronald Remick, Senior Vice President and Chief Financial Officer
               Tel: (856) 256-3311       E-mail: remick@ktron.com


             K-TRON REPORTS $0.44 PER SHARE FOURTH QUARTER EARNINGS

Pitman, New Jersey - - February 23, 2004 - - K-Tron International, Inc. (NASDAQ-KTII) today reported results for the fourth quarter of 2003 and for the full year 2003. For the fourth quarter of 2003, net income was $1.113 million, or $0.44 per share (diluted), on revenues of $26.46 million compared to net income of $0.883 million, or $0.36 per share (diluted), on revenues of $17.67 million for the same period in 2002.

For fiscal 2003, K-Tron reported net income of $3.723 million, or $1.49 per share (diluted), on revenues of $94.68 million compared to $3.284 million, or $1.33 per share (diluted), on revenues of $68.23 million in fiscal 2002.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the fourth quarter and all of fiscal 2002 were applied to the same periods in fiscal 2003, the Company's revenues would have increased approximately 43 percent for the fourth quarter of 2003 instead of almost 50 percent and would have increased approximately 31 percent for the full year 2003 instead of nearly 39 percent, in each case compared to the numbers reported for the same periods in 2002, and the gains in its net income and earnings per share in those periods in 2003 over the corresponding numbers in 2002 would have been lower than reported. This is due to a significantly weaker U.S. dollar in 2003 compared to 2002 against the Swiss franc, the euro and other relevant foreign currencies.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron finished the year 2003 with a strong fourth quarter performance. Net income was up 26 percent over 2002's fourth quarter, and earnings per share for the quarter increased by 22.2 percent year over year. For the full year, net income rose by 13.4 percent to $3.723 million, and earnings per share improved by 12 percent to $1.49 per share. These comparisons include higher interest costs in 2003 attributable to acquisition debt as well as higher taxes in 2003 due to a larger proportion of U.S. based income.

"In the fourth quarter of 2003, we continued to benefit from the positive impact of the Pennsylvania Crusher acquisition made in January of 2003. For the year, Penn Crusher's contribution to our net income and earnings per share more than offset the lower profit levels in other parts of our business compared to 2002 which resulted from generally weak capital equipment spending by our customers. Fourth quarter revenues of almost $26.5 million were

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substantially higher than 2002's fourth quarter revenues,  which did not include
Penn Crusher. They were also well above revenues for each of the first three quarters in 2003, which did include Penn Crusher. While part of the fourth quarter increase over each of the preceding three quarters of 2003 was attributable to changes in foreign exchange rates, most of it was driven by higher sales across all parts of our material handling business, especially our
overseas  feeder   business.   This  is  a  very  encouraging   sign,   although
sustainability has yet to be demonstrated in our marketplaces."

Mr. Cloues also pointed out that the Company's net book value per share rose from $11.69 at the end of fiscal 2002 to $14.35 at the end of 2003. This increase, which was nearly 1.8 times the earnings per share for the year, reflected the impact of a weaker U.S. dollar on the translation into U.S. dollars of the equity of K-Tron's foreign subsidiaries.

Mr. Cloues further noted that while debt for the year increased by $19.6 million from $8.5 million at the end of 2002 to $28.1 million at the end of 2003, this increase was primarily caused by the addition of $24 million in acquisition debt for Penn Crusher in January of 2003. Debt following the acquisition was reduced significantly by $4.3 million from $32.4 million at the end of the first quarter of 2003 to $28.1 million at the end of the year with a minor effect due to foreign exchange rate changes. As a result of this reduction in debt as well as the increase in net book value previously described, the Company's debt-to-total capitalization ratio was reduced from 0.52 at the end of the first quarter of 2003 to 0.44 at year end. At the same time, cash increased by $1.8 million in 2003, from $2.7 million to $4.5 million, with foreign exchange making a small contribution to this increase.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *


                            (Financial Data Follows)



                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
                    (Dollars in thousands, except share data)



                                          Fourth Quarter (1)          Year Ended (1)
                                          --------------                 ----------
                                       2003          2002           2003          2002

   Revenues                         $   26,459   $   17,671     $   94,676   $   68,231
                                    ==========   ==========     ==========   ==========

   Operating Income                      1,896        1,135          6,833        4,896

   Interest Expense                        381           94          1,590          500
                                    ----------   ----------     ----------   ----------

   Income before income taxes            1,515        1,041          5,243        4,396

   Income taxes                            402          158          1,520        1,112
                                    ----------   ----------     ----------   ----------

   Net Income                       $    1,113   $      883     $    3,723   $    3,284
                                    ==========   ==========     ==========   ==========

   Basic earnings per share         $     0.46   $     0.36     $     1.53   $     1.35
                                    ==========   ==========     ==========   ==========

   Diluted earnings per share       $     0.44   $     0.36     $     1.49   $     1.33
                                    ==========   ==========     ==========   ==========

   Average number of common          2,445,000    2,431,000      2,437,000    2,432,000
                                    ==========   ==========     ==========   ==========
     shares outstanding (basic)

   Average number of common          2,527,000    2,455,000      2,502,000    2,461,000
                                    ==========   ==========     ==========   ==========
     & common equivalent shares
     outstanding (diluted)



 (1) Fiscal 2003 and 2002 ended January 3, 2004 and December 28, 2002, respectively.



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